EXHIBIT 10.3

AGREEMENT OF PURCHASE AND SALE OF PROPERTY

FOR SIEMENS ORLANDO BUILDINGS, AND THIRD AMENDMENT THERETO

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the “Agreement”), is made and entered into as of the 14th day of August, 2003, by and between NBS ORLANDO QUAD 14, LLC, a Delaware limited liability company (“Seller”) and WELLS CAPITAL, INC., a Georgia corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of Ten Dollars ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1. Purchase and Sale of Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a) all that tract or parcel of land (the “Land”) located in Orange County, Florida, containing approximately 7.53 acres, having an address of 3500 and 3626 Quadrangle Boulevard, Orlando, Florida 32817-8362 and being more particularly described on Exhibit “A” hereto; and

(b) all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

(c) all buildings, structures, and improvements situated on the Land, including, without limitation, those certain Class “A” single-story office buildings containing, in the aggregate, approximately 82,175 square feet of rentable space, the parking areas containing, in the aggregate, approximately 404 parking spaces and other amenities located on the Land, and all apparatus, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, electrical and other fixtures located on the Land and owned by Seller (all of which are herein collectively referred to as the “Improvements”); and

(d) all personal property now owned by Seller and located on or to be located on or in, or used in connection with, the Land and Improvements (“Personal Property”); and

(e) all of Seller’s right, title, and interest, as landlord or lessor, in and to those certain leases, and any related guaranties, as follows:

Title of Document (together with any amendments, supplements or modifications thereto, herein referred to individually as a “Lease” and collectively as the “Leases”)	Tenant Name (herein referred to individually as a “Tenant” and collectively as the “Tenants”)	Date of Lease

Lease	Rinker Materials of Florida, Inc.	January 13, 2003

Lease Amendment to Lease Second Amendment to Lease Letter Regarding Notices	Best Buy Stores, L.P.	July 11, 2001 August 14, 2001 January 9, 2002 March 5, 2003

Lease	Siemens Shared Services LLC	April 23, 2002

Lease First Amendment to Lease	Cape Canaveral Tour and Travel, Inc.	July 30, 2002 September 9, 2002

Lease	Cape Canaveral Tour and Travel, Inc.	April 24, 2003

(f) all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks, rights of copyright, warranties, or other rights related to the ownership of or use and operation of the Land, Personal Property, or Improvements, all governmental licenses and permits, and all intangibles associated with the Land, Personal Property, and Improvements, including the name of the Improvements and the logo therefor, if any.

2. Earnest Money. Within two (2) business days after the full execution of this Agreement, Purchaser shall deliver to Fidelity National Title Insurance Company of New York (“Escrow Agent”), whose offices are at Two Parkway Center, 1800 Parkway Place, Suite 700, Marietta, GA 30067, Purchaser’s check, payable to Escrow Agent, in the amount of $200,000.00 (the “Earnest Money”), which Earnest Money shall be held and disbursed by Escrow Agent in accordance with this Agreement. The Earnest Money shall be paid by Escrow Agent to Seller at Closing (as hereinafter defined) and shall be applied as a credit to the Purchase Price (as hereinafter defined), or shall otherwise be paid to Seller or refunded to Purchaser in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Earnest Money shall belong to Purchaser and shall be disbursed to Purchaser at any time or from time to time as Purchaser shall direct Escrow Agent. In no event shall any such interest or other income be deemed a part of the Earnest Money.

3. Purchase Price. Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be $11,700,000.00. The Purchase Price shall be paid by Purchaser to Seller at the Closing (as hereinafter defined) by cashier’s check or by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments and credits as otherwise specified in this Agreement.

4. Purchaser’s Inspection and Review Rights. Subject to the rights of the Tenants, Purchaser and its agents, engineers, or representatives, with Seller’s reasonable, good faith cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Seller shall have the right to be present at any meetings with any Tenant. Purchaser hereby agrees to hold Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of such privilege, and Purchaser further agrees to repair any damage to the Property caused by the exercise of such privilege. Prior to entry on the Property for the purpose of performing any testing, Purchaser shall maintain and/or insure that Purchaser’s consultants and contractors maintain public liability insurance and property damage insurance in an amount not less than Two Million Dollars ($2,000,000) and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf, and, at Seller’s request, Purchaser shall furnish Sellers with copies of its insurance certificates evidencing such coverage. At all reasonable times prior to the Closing (as hereinafter defined), Seller shall make available to Purchaser, or Purchaser’s agents and representatives, for review and copying, to the extent available, all books, records, and files in Seller’s possession relating to the ownership and operation of the Property, including, without limitation, title matters, surveys, tenant files, service and maintenance agreements, and other contracts, books, records, operating statements, and other information relating to the Property. Seller further agrees to in good faith assist and cooperate with Purchaser in coming to a thorough understanding of the books, records, and files relating to the Property, but not including records relating to the cost of construction or financing. Seller further agrees to provide to Purchaser (to the extent the same have not previously been provided to Purchaser) prior to the date which is five (5) days after the effective date of this Agreement the most current boundary and “as-built” surveys of the Land and Improvements and any title insurance policies, occupancy permits, building inspection reports and environmental reports relating thereto and in the possession or under the control of Seller. Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one to three years with regard to the Property. At no cost or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, (ii) execute a form of “rep” letter in form and substance reasonably satisfactory to Seller, and (iii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request.

Purchaser will pay the costs associated with any such audit. In addition, at least five (5) business days prior to the expiration of the Inspection Period, Seller shall deliver to Purchaser the documentation listed on Exhibit “G” attached hereto and by this reference made a part hereof and will deliver written answers to the questionnaire listed on Exhibit “H” attached hereto and by this reference made a part hereof.

5. Special Condition to Closing. Purchaser shall have thirty (30) days from the effective date of this Agreement (the “Inspection Period”) to make investigations, examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to receive and retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be promptly refunded by Escrow Agent to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder. In addition, Purchaser shall return to Seller all documentation provided by Seller relating to the Property, and at Seller’s request copies of studies and tests conducted by or for Purchaser.

6. General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth in Paragraph 5 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Purchaser to Seller:

(a) Seller shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement, as of the date of Closing (as hereinafter defined).

(b) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of Closing.

(c) There shall have been no material adverse change to the title to the Property which has not been cured and the Title Company (as hereinafter defined) shall have issued the Title Commitment (as hereinafter defined) on the Land and Improvements without exceptions other than as described in paragraph 7 and the Title Company shall be prepared to issue to Purchaser upon the Closing a fee simple owner’s title insurance policy on the Land and Improvements pursuant to such Title Commitment.

(d) Purchaser shall have received the Tenant Estoppel Certificates referred to in Paragraph 9(c) hereof, duly executed by each Tenant at least five (5) days prior to the end of the Inspection Period. Seller shall not be required to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from any Tenant.

(e) There shall not have occurred and be continuing at Closing any material, adverse change in the financial condition or financial strength of any Tenant, from the conditions thereof as of the expiration of the Inspection Period. A material, adverse change in the financial condition of the Tenant(s) shall be deemed to include, but not be limited to: (i) a downrating by either Standard & Poors or Moodys of the long term unsecured debt rating of any Tenant from the rating of such Tenant as of the expiration of the Inspection Period, or (ii) a downrating of the “tenant risk rating” assigned by Purchaser to any Tenant from the “tenant risk rating” of such Tenant determined by Purchaser as of the expiration of the Inspection Period.

(f) Each Tenant shall be in occupancy of its premises pursuant to its Lease and each Lease shall be in full force and effect.

In the event that on the Closing (or the date scheduled above if earlier than the Closing) any of the foregoing conditions have not been satisfied, then Purchaser shall have the right, at Purchaser’s option, by notice to Seller, to terminate this Agreement, and, in such event, neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to receive and retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be promptly refunded by Escrow Agent to Purchaser. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder. If at the time of such failed condition, Seller’s is also default hereunder, Purchaser shall have the remedies set forth in Section 16 below.

7. Title and Survey. On or before ten (10) business days after the Effective Date, Seller shall obtain through Escrow Agent (hereinafter sometimes called “Title Company”), or a local title agent, a commitment (herein referred to as the “Title Commitment”) to issue to Purchaser, upon the recording of the Deed (as hereinafter defined), the payment of the Purchase Price, and the payment to the Title Company of the policy premium therefor, an owner’s policy of title insurance, in the amount of the Purchase Price, insuring good and marketable record title to the Property to be in Purchaser subject only to the Permitted Exceptions (as hereinafter defined), with affirmative coverage over any mechanic’s, materialman’s and subcontractor’s liens, affirmative coverage against any violations of recorded covenants and restrictions and with full extended coverage over all general exceptions, and containing the following endorsements: contiguity, GAP coverage and survey (FL version). Such Title Commitment shall not contain any exception for rights of parties in possession other than an exception for the right of the Tenants under the Leases. Seller has delivered to Purchaser a copy of that certain ALTA/ACSM Land Title Survey prepared by David A. White, Florida P.S.M. No. 4044 of Professional Engineering Consultants, Inc., dated October 12, 2000, last revised June 26, 2001, and designated as Job No. 701047 (the “As-Built Survey”). Not less than ten (10) days prior to the expiration of the Inspection Period, Seller shall deliver to Purchaser an updated As-Built Survey certified to Purchaser and to the Title Company and updated to reference the Title Commitment and show any additional items reflected in the Title Commitment which are not presently shown on the As-Built Survey. Purchaser, upon receipt of the Title Commitment and the copies of the documents and instruments referred to therein and the recertified and updated As-built Survey, shall then have ten (10) days (but not later than the expiration of the Inspection Period) during which to examine the same, after which Purchaser shall notify Seller of any defects or objections affecting the title to the Property. Seller shall then have until the Closing to cure such defects and objections and shall, in good faith, exercise reasonable diligence to cure such defects and objections.

Whether or not Purchaser shall have furnished to Seller any notice of defects in title or survey pursuant to the foregoing provisions of this Agreement, Purchaser may at or prior to Closing further notify Seller in writing of any defects in title or survey arising between the effective date of Purchaser’s Title Commitment and/or the most recent survey delivered to Purchaser during the Inspection Period and the Closing. With respect to any defects in title or survey set forth in such further notice, Seller shall then have until the Closing to cure such defects and objections and shall, in good faith, exercise reasonable diligence to cure such defects and objections.

8. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a) Leases. Seller has delivered to Purchaser a true, correct and complete copy of the Leases, together with all modifications and amendments thereto herein referred. Seller is the “landlord” under the Leases and owns unencumbered legal and beneficial title to the Leases and the rents and other income thereunder, subject only to the collateral assignment of the Leases and the rents thereunder in favor of the holder of an existing mortgage or deed of trust encumbering the Property, which mortgage or deed of trust shall be canceled and satisfied by Seller at the Closing. The Tenants lease and occupy 100% of the rentable area of the Improvements.

(b) Leases—Assignment. To the best of Seller’s knowledge, the Tenants have not assigned their interests in the Leases or sublet any portion of the premises leased to the Tenants under the Leases.

(c) Leases—Default. (i) Seller has not received any notice of termination or default under the Leases, (ii) there are no existing or uncured defaults by Seller or to the best of Seller’s knowledge, by the Tenants under the Leases, (iii) to the best of Seller’s knowledge, there are no events which with the passage of time or notice, or both, would constitute a default by Seller or by the Tenants, and Seller has complied with each and every undertaking, covenant, and obligation of Seller under the Leases, and (iv) no Tenant has asserted any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to such Tenant’s Lease.

(d) Leases—Rents and Special Consideration. No Tenant: (i) has prepaid rent for more than the current month under its Lease, (ii) has received nor is entitled to receive any rent concession in connection with its tenancy under its Lease other than as described in its Lease, (iii) is entitled to any special work (not yet performed), or consideration (not yet given) in connection with its tenancy under its Lease, and (iv) has any deed, option, or other evidence of any right or interest in or to the Property, except as set forth in the Leases.

(e) Leases—Commissions. No rental, lease, or other commissions with respect to the Leases are payable to Seller, any partner of Seller, any party affiliated with or related to Seller or any partner of Seller or any third party whatsoever. All commissions payable under, relating to, or as a result of the Leases have been cashed-out and paid and satisfied in full by Seller or by Seller’s predecessor in title to the Property, except for any commissions which may be due to Tenants’ brokers acting on behalf of any Tenants at the time of the extensions or renewals of any Leases as set forth in commission agreements with said brokers, copies of which have been delivered to Purchaser.

(f) Leases—Acceptance of Premises. (i) Each Tenant has accepted its leased premises located within the Property, including any and all work performed therein or thereon pursuant to its Lease, (ii) Each Tenant is in full and complete possession of its premises under its respective Lease, and (iii) Seller has not received notice from any Tenant that such Tenant’s premises are not in full compliance with the terms and provisions of such Tenant’s Lease or are not satisfactory for such Tenant’s purposes.

(g) No Other Agreements. Other than the Leases and the Permitted Exceptions, except as set forth in Schedule 8(g) hereto, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, to which Seller is a party and that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property, which will survive Closing.

(h) No Litigation. There are no actions, suits, or proceedings pending, or, to the best of Seller’s knowledge, threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. Seller has no knowledge of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

(i) Condemnation. No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to the best of Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

(j) Proceedings Affecting Access. The Property is served by curb cuts for direct vehicular access to and from Quadrangle Blvd. adjoining the Property. Said street is a public street. There are no pending or, to the best of Seller’s knowledge, threatened proceedings that could have the effect of impairing or restricting access between the Property and such adjacent public roads.

(k) No Assessments. To the best of Seller’s knowledge, no assessments have been made against the Property that are unpaid, whether or not they have become liens.

(l) Condition of Improvements. Seller is not aware of any structural or other defects, in the Improvements. The heating, ventilating, air conditioning, electrical, plumbing, water, roofing, storm drainage and sanitary sewer systems at or servicing the Land and Improvements are, to the best of the Seller’s knowledge, in good condition and working order and Seller is not aware of any defects or deficiencies, latent or otherwise, therein. The Improvements have been constructed in compliance with applicable provisions of each Lease, governmental building regulations, and any recorded covenants, conditions and restrictions.

(m) Certificates. To the best of Seller’s knowledge, there will, at closing, be in effect certificates of occupancy, licenses, and permits as may be required for the Property, and the present use and occupation of the Property is in compliance and conformity with the certificates of occupancy and all licenses and permits. There has been no notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee directed to Seller and requesting the performance of any work or alteration to the Property which has not been complied with.

(n) Violations. To the best of Seller’s knowledge, (i) there are no violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, and the Improvements thereon comply with all applicable legal requirements with respect to the use, occupancy, and construction thereof; (ii) the Property is zoned in a classification which permits the use thereof in the present manner; and (iii) the Property is not located in a flood hazard area.

(o) Intentionally Omitted.

(p) Bankruptcy. Seller is “solvent” as said term is defined by bankruptcy law and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(q) Pre-existing Right to Acquire. No person or entity has any right or option to acquire the Property or any portion thereof which will have any force or effect after the execution of this Agreement, other than Purchaser.

(r) Effect of Certification. To the best of Seller’s knowledge, neither this Agreement nor the transactions contemplated herein will constitute a breach or violation of, or default under, or will be modified, restricted, or precluded by any Lease or the Permitted Exceptions.

(s) Authorization. Seller is a duly organized and validly existing limited liability company under the laws of the State of Delaware, and is qualified to do business in Florida. This Agreement has been duly authorized and executed on behalf of Seller and constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, and all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

(t) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(u) Hazardous Substances. Seller hereby warrants and represents, to the best of Seller’s knowledge, and except as otherwise disclosed in the environmental audit, prepared by Bowyer-Singleton and Associates, Inc., and last dated June, 2000, that (i) no “hazardous substances”, as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et. seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et. seq., and the rules and regulations promulgated pursuant to these acts, any so-called “super-fund” or “super-lien” laws or any applicable state or local laws, nor any other pollutants, toxic materials, or contaminants have been or shall prior to Closing be discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on the Property, (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Property, (iii) no polychlorinated biphenyls are located on or in the Property, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or any other device or form, (iv) no underground storage tanks are located on the Property or were located on the Property and subsequently removed or filled, (v) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to the Property, and (vi) the Property has not previously been used as a landfill, cemetery, or as a dump for garbage or refuse. Seller hereby indemnifies Purchaser and holds Purchaser harmless from and against any loss, cost, damage, liability or expense due to or arising out of the breach of any representation or warranty contained in this Paragraph.

At Closing, Seller shall represent and warrant to Purchaser that all representations and warranties of Seller in this Agreement remain true and correct as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Purchaser expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing. Each and all of the express warranties, covenants, and indemnifications made and given by Seller to Purchaser herein shall, subject to the limitations expressly provided herein, survive the execution and delivery of the Deed by Seller to Purchaser. If there is any change in any representations or warranties and Seller does not cure or correct such changes prior to Closing, then Purchaser may, at Purchaser’s option, (i) close and consummate the transaction contemplated by this Agreement, or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only (1) for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement, and (2) that Purchaser shall have the right to seek recovery of its out-of-pocket third party expenditures incurred in connection with this Agreement (up to a maximum of $75,000.00) from Seller for any changes in such representations and warranties intentionally and willfully caused by Seller or any such representations and warranties intentionally and willfully breached by Seller and not within the actual knowledge of Purchaser at the time of Closing.

EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY HEREIN, PURCHASER IS ACQUIRING THE PROPERTY IN ITS “AS IS” CONDITION AS OF THE DATE OF THE CLOSING.

9. Seller’s Additional Covenants. Seller does hereby further covenant and agree as follows:

(a) Operation of Property. Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not modify, amend, or terminate any Lease, or enter into any new lease, contract, or other agreement respecting the Property without the consent of Purchaser, (iii) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and (iv) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired.

(b) Preservation of Leases. Seller shall, from and after the date of this Agreement to the date of Closing, use its good faith efforts to perform and discharge all of the duties and obligations and shall otherwise comply with every covenant and agreement of the landlord under the Leases, at Seller’s expense, in the manner and within the time limits required thereunder. Furthermore, Seller shall, for the same period of time, use diligent and good faith efforts to cause each Tenant under its Lease to perform all of its duties and obligations and otherwise comply with each and every one of its covenants and agreements under such Lease and shall take such actions as are reasonably necessary to enforce the terms and provisions of its Lease.

(c) Tenant Estoppel Certificates. At least five (5) days prior to expiration of the Inspection Period, Seller shall obtain and deliver to Purchaser a fully completed estoppel certificate with respect each Lease in substantially the form of Exhibit “B” (collectively, the “Tenant Estoppel Certificates”), duly executed by the corresponding Tenant thereunder. The Tenant Estoppel Certificates shall be executed as of a date not more than thirty (30) days prior to Closing.

(d) Intentionally Omitted.

(e) Association Certificate(s) Regarding Covenants. Seller shall use commercially reasonable efforts to obtain from the governing body having control over the covenants and restrictions set forth in instruments recorded as documents book 3702, page 2737, book 3793, page 483, book 3936, page 2017, book 4064, page 554, book 4166, page 2973, book 4350, page 2853, book 4628, page 249, book 6092, page 1781, Official Records of Orange County, Florida, a statement or statements acknowledging the sale of the Property to Purchaser and reciting that to the best of its knowledge that Seller and the Property are in compliance with the requirements of said covenants, that there are no defaults thereunder and stating the amount of assessments which may be due and owing.

(f) Insurance. From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, continue to maintain the all risk fire and extended coverage insurance policy covering the Property which is currently in force and effect.

10. Closing. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser may expressly waive in writing, at or prior to Closing, any conditions that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held at 12:00 noon, local time, on the first business day which is at least five (5) business days after the end of the Inspection Period, at the offices of Escrow Agent, or at such earlier time as shall be designated by Purchaser in a written notice to Seller not less than two (2) business days prior to Closing. The target Closing Date is September 15, 2003. In the event Seller’s funds are not received by Escrow Agent by 12:00 noon on the day of Closing and Escrow Agent is not able to deliver funds to Seller’s mortgagee on the day of Closing, the parties agree to prorate as of the first business day following delivery of the funds to Escrow Agent.

11. Seller’s Closing Documents. For and in consideration of, and as a condition precedent to, Purchaser’s delivery to Seller of the Purchase Price described in Paragraph 3 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a) Special Warranty Deed. A Special Warranty Deed (the”Deed”) in substantially the form of Exhibit “C”;

(b) Bill of Sale. A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form and substance of Exhibit “D”;

(c) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit “E”;

(d) Assignment and Assumption of Leases. An Assignment and Assumption of Leases in the form and substance of Exhibit “F”, assigning to Purchaser all of Seller’s right, title, and interest in and to the Leases and the rents thereunder;

(e) Seller’s Affidavit. A customary seller’s affidavit in the form required by the Title Company to satisfy the requirements of its commitment and the endorsements contemplated by paragraph 7 hereof;

(f) FIRPTA Certificate. A FIRPTA Certificate in such form as Purchaser shall reasonably approve;

(g) Certificates of Occupancy. The original Certificates of occupancy for all space within the Improvements to the extent the same are obtainable by Seller with commercially reasonable effort;

(h) Keys and Records. All of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession except for any such items which are in the possession of the Property Manager, as hereinafter defined;

(i) Tenant Notice. Notice from Seller to the Tenants of the sale of the Property to Purchaser in such form as Purchaser shall reasonably approve;

(j) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(k) Other Documents. Such other documents as shall be reasonably required by Purchaser’s counsel.

12. Purchaser’s Closing Documents. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

(a) Intentionally Omitted.

(b) Blanket Transfer. The Blanket Transfer and Assignment;

(c) Assignment and Assumption of Leases. The Assignment and Assumption of Leases;

(d) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and

(e) Other Documents. Such other documents as shall be reasonably required by Seller’s counsel.

13. Closing Costs. Seller shall pay the cost of the cost of any transfer or documentary tax imposed by any jurisdiction in which the Property is located, the base premium for the title policy and the cost of the extended coverage (GAP coverage) endorsements to the title policy, the updated survey, the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto, including the cost of any other title endorsements. Each party shall pay one-half of any escrow fees. Purchaser shall give Seller a credit at Closing equal to $776.57 to reimburse Seller for certain travel costs previously paid by Seller.

14. Prorations. The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the date of Closing:

(a) Rents. Rents, additional rents, and other income of the Property (other than security deposits, which shall be assigned and paid over to Purchaser) collected by Seller from the Tenants for the month of Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (not including security deposits) prepaid by any Tenant for any period following the month of Closing, or otherwise.

(b) Taxes and Operating Costs. Each Tenant is responsible under its Lease for Taxes and Operating Costs, as said terms are defined in its Lease. Seller shall pay to Purchaser at Closing any payments received from the Tenants for Taxes and Operating Costs to the extent the same have not been previously applied. In addition, Seller shall reimburse Purchaser for any such items relating to the period prior to Closing which are not due and payable under the Leases. It is understood that the payments received by Landlord from Tenants for Taxes and Operating Costs are based on estimates of Taxes and Operating Costs and are annually adjusted pursuant to the Leases. The parties agree to readjust any credits given at Closing for Taxes and Operating Costs for the period prior to Closing based upon such readjustments for the year of Closing. These agreements shall expressly survive the Closing.

15. Purchaser’s Default. In the event of default by Purchaser under the terms of this Agreement (other than the Indemnity of Purchaser set forth in Section 4 hereof), Seller’s sole and exclusive remedy shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the retention of the Earnest Money.

Seller’s Initial                      Purchaser’s Initials     D.W.

16. Seller’s Default. In the event of default by Seller under the terms of this Agreement, including, without limitation, the failure of Seller to cure any title defects or objections, except as otherwise specifically set forth herein, at Purchaser’s option: (i) if any such defects or objections arose by, through, or under Seller or if any such defects or objections consist of taxes, mortgages, deeds of trust, deeds to secure debt, mechanic’s or materialman’s liens, or other such monetary encumbrances, Purchaser shall have the right to cure such defects or objections, in which event the Purchase Price shall be reduced by an amount equal to the costs and expenses incurred by Purchaser in connection with the curing of such defects or objections, and upon such curing, the Closing hereof shall proceed in accordance with the terms of this Agreement; or (ii) Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein; or (iii) Purchaser shall have the right to accept title to the Property subject to such defects and objections with no reduction in the Purchase Price, in which event such defects and objections shall be deemed “Permitted Exceptions”; or (iv) Purchaser may elect to seek specific performance of this Agreement.

17. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within thirty (30) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 17, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking.

18. Damage or Destruction. If any of the Improvements shall be destroyed or damaged prior to the Closing, and the estimated cost of repair or replacement exceeds $125,000.00 or if any Lease shall terminate as a result of such damage, Purchaser may, by written notice given to Seller within twenty (20) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and except as expressly provided herein to the contrary, the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect. If Purchaser does not elect to terminate this Agreement pursuant to this Paragraph 18, or has no right to terminate this Agreement (because the damage or destruction does not exceed $125,000.00 and all Leases remain in full force and effect), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller pursuant to Paragraph 9(d) hereof (less amounts of insurance theretofore received and applied by Seller to restoration). If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments to ensure that Purchaser shall receive all of Seller’s right, title, and interest in and under said insurance proceeds.

19. Assignment. Purchaser’s rights and duties under this Agreement shall not be assignable except to an affiliate of Purchaser without the consent of Seller which consent shall not be unreasonably withheld.

20. Brokers. Seller has by separate agreement agreed to pay a brokerage commission to EnTrust Realty Advisors, LLC (the “Broker”). Purchaser and Seller hereby represent each to the other that they have not discussed this Agreement or the subject matter hereof with any real estate broker or agent other than Broker so as to create any legal right in any such broker or agent to claim a real estate commission with respect to the conveyance of the Property contemplated by this Agreement. Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller, including any claim asserted by Broker and any broker or agent claiming under Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker and any broker or agent claiming under Broker. This Paragraph 20 shall survive the Closing or any termination of this Agreement.

21. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by telecopy, overnight courier, by hand, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Attn: Mr. Peter A. Mitchell
Fax: 770.243.8510
with a copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Allison Ryan, Esq.
Fax: 404.881-7777

SELLER:	c/o The Alter Group, Ltd.
5500 West Howard Street
Skokie, IL 60077
Attn: Mr. Ronald F. Siegel
Fax: 847.676.4318
Alter Asset Management, L.L.C.
980 Springer Drive
Lombard, IL 60148
Attn: Mr. Samuel F. Gould
Fax: 630.620.3606
with a copy to:	Ash, Anos, Freedman & Logan, L.L.C.
77 West Washington St., Suite 1211
Chicago, IL 60602
Attn: Lawrence M. Freedman, Esq.
Fax: 312.346.7847

Any notice or other communication mailed as herein above provided shall be deemed effectively given or received on the date of delivery, if delivered by telecopy, hand or by overnight courier, or otherwise on the third (3rd) business day following the postmark date of such notice or other communication.

22. Possession. Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Leases and the Permitted Exceptions.

23. Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

24. Survival of Provisions. All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement for a period of one year from Closing except with respect to paragraph 8(u) which shall survive for two years and paragraph 20 which shall survive for an unlimited time.

25. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

26. Authorization. Purchaser represents to Seller that this Agreement has been duly authorized and executed on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, and all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

27. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Florida. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative

11

but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

28. Management Agreement. The parties agree to negotiate in good faith a form of management agreement (the “Management Agreement”) pursuant to which Alter Asset Management L.L.C. (“Property Manager”) would handle a portion of the property management responsibilities relating to the Property subsequent to Closing. As a starting point for such negotiations, the parties will use the management agreement negotiated for the property commonly known as the Bellsouth—Fort Lauderdale building, which property was heretofore purchased from an affiliate of Seller by an affiliate of Purchaser. In the event that the parties are not able to agree on the form and substance of a Management Agreement for the Property at or prior to Closing, in the sole discretion of each and as evidenced by the delivery of a fully executed Management Agreement at Closing, neither party shall have any further rights or obligations with respect to the management of the Property or this Section 28, and this Section 28 shall be deemed to be of no force and effect.

29. Effective Date. The “effective date” of this Agreement shall be deemed to be the date this Agreement is fully executed by both Purchaser and Seller and a fully executed original counterpart of this Agreement has been received by both Purchaser and Seller.

30. Intentionally Omitted.

31. Duties as Escrow Agent. In performing its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for its gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect to any action taken or omitted in good faith upon advice of its counsel or in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth and accuracy of any information contained therein that Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person and to conform to the provisions of this Agreement. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder as escrow agent, including without limitation, any litigation arising out of this Agreement. If any dispute shall arise between Seller and Purchaser sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of the clerk of the Court for the county in which the Property is located or the clerk for the United States District Court having jurisdiction over the county in which the Property is located, any or all money (less any sums required to pay Escrow Agent’s attorneys’ fees in filing such action), property or documents in its hands relating to this Agreement, together with such pleadings as it shall deem appropriate, and thereupon be discharged from all further duties under this Agreement. Seller and Purchaser shall bear all costs and expenses of any such legal proceedings. Seller and Purchaser agree to execute and deliver such additional documentation as may reasonably be requested by Escrow Agent.

[SIGNATURES APPEAR ON NEXT PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day, month and year first above written.

“SELLER”: NBS ORLANDO QUAD 14, LLC, a Delaware limited liability company By: 18-CHAI CORP., an Illinois corporation, as Manager

By:	/s/ Illegible

Name:	Illegible

Title:	Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

“PURCHASER”: WELLS CAPITAL, INC., a Georgia corporation

By:	/s/ Douglas P. Williams

Name:	Douglas P. Williams

Title:	Senior Vice President

[CORPORATE SEAL]

[SIGNATURES CONTINUE ON NEXT PAGE]

“ESCROW AGENT”: FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK

By:	/s/ Phillip J. Sholar

Name:	Phillip J. Sholar

Title:	Vice President and Counsel

Schedule of Exhibits

Schedule 8(g)	—	Surviving Agreements

Exhibit “A”	—	Description of Land
Exhibit “B”	—	Tenant Estoppel Certificates Forms
Exhibit “C”	—	Special Warranty Deed
Exhibit “D”	—	Bill of Sale Form
Exhibit “E”	—	Blanket Transfer and Assignment Form
Exhibit “F”	—	Assignment and Assumption of Leases Form
Exhibit “G”	—	Documentation Request List
Exhibit “H”	—	Property Accounting Questionnaire

THIRD MODIFICATION OF PURCHASE AND SALE AGREEMENT

THIS THIRD MODIFICATION OF PURCHASE AND SALE AGREEMENT (this “Modification”) made as of September 26, 2003, by and between NBS ORLANDO QUAD 14, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), WELLS CAPITAL, INC., a Georgia corporation (hereinafter referred to as “Purchaser”), and FUND XIII AND FUND XIV ASSOCIATES, a Georgia joint venture partnership (hereinafter referred to as “Assignee”).

WITNESSETH:

WHEREAS, pursuant to that certain Agreement for Purchase and Sale of Property between Purchaser and Seller dated as of August 14, 2003, as amended by that certain Modification of Purchase and Sale Agreement dated as of September 13, 2003, as amended by that certain Second Modification of Purchase and Sale Agreement dated as of September 19, 2003 (as so amended, the “Agreement”), Seller has agreed to convey to Purchaser certain property (the “Property”) located in Orange County, Florida and being more particularly described on Exhibit A attached thereto and by this reference made a part hereof;

WHEREAS, Purchaser heretofore assigned the Agreement to Assignee and Assignee heretofore assumed Purchaser’s obligations under the Agreement; and

WHEREAS, Purchaser, Assignee and Seller desire to modify the Agreement in certain respects;

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Purchaser and Assignee to Seller and by Seller to Purchaser and Assignee upon the execution of this Modification, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Assignee and Seller hereby agree as follows:

1. Definitions. Any capitalized terms not otherwise defined herein shall have the meaning ascribed to such term as set forth in the Agreement.

2. Amendments. The Agreement is hereby modified as set forth below:

(a) Closing Date. The date for the “Closing” is hereby revised from a targeted and outside date of October 3, 2003 to a targeted and outside date of October 14, 2003.

(b) Due Diligence Deadline. The expiration of the “Inspection Period” as set forth in the Agreement is hereby extended through 5:00 p.m. local Atlanta, Georgia time on October 3, 2003.

(c) Purchase Price. The definition of “Purchase Price” as set forth in the Agreement is hereby deleted in its entirety and in lieu thereof is inserted the following:

“Purchase Price” shall mean Eleven Million Six Hundred Fifty Thousand and No/100 Dollars ($11,650,000.00).”

(d) Additional Representation Regarding Leases. The following is hereby inserted in Section 8(o) of the Agreement:

“(o) Effectiveness of Leases. Seller hereby represents to Purchaser, and its successors and assigns, and to Assignee, its successors and assigns, that the Leases (which defined term Seller acknowledges includes all amendments and other documents listed in Section 1(e) of the Agreement) are in effect as of the date hereof and will continue to be operative and effective from and after the date hereof on the terms and conditions of the Leases. Seller has received no notice of any default or dispute, nor to the best of Seller’s knowledge of any potential or pending default or dispute, as to the authenticity, effectiveness or operative nature of the Leases.”

(e) Additional Undertaking Regarding Leases. Seller hereby ratifies and republishes the Leases in their entirety for the benefit of the Tenants and Purchaser, its successors and assigns, and Assignee, its successors and assigns. Seller agrees to cooperate with Purchaser, Assignee and their successors and assigns in the future in the event the authenticity, effectiveness or operative nature of the Leases is in dispute. This undertaking shall survive the Closing indefinitely and shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of the Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of the Agreement.

(f) Schedule 8(g). Schedule 8(g) attached to the Agreement is hereby deleted in its entirety and Schedule 8(g) attached hereto is hereby substituted in lieu thereof.

(g) Cape Canaveral Letter of Credit. Within thirty (30) days following Closing, Seller shall cause Cape Canaveral Tour and Travel, Inc. to issue a new letter of credit naming Assignee as the beneficiary, in such form and substance that complies with the terms of the Cape Canaveral Leases and is reasonably satisfactory to Assignee. Seller shall satisfy any requirements precedent to the issue thereof and shall pay any transfer or other fees associated therewith. Until such time as an original letter of credit satisfying the foregoing is delivered to Assignee, Seller shall hold the existing letter of credit in trust for the benefit of Assignee and shall cooperate with Assignee in enforcing same and collecting upon same as and when directed by Assignee pursuant to the terms of the Lease. This section shall survive the Closing and shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of the Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of the Agreement.

(h) Reaffirmation of Rep Letter. As an additional closing document to be delivered to Purchaser and Assignee at Closing, Seller shall deliver a duly executed original of the Reaffirmation of Rep Letter attached hereto as Exhibit A.

3. Confirmation. Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby.

4. Counterparts. This Modification may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument and any of the parties or signatories hereto may execute this Modification by signing any such counterpart. A facsimile of this Modification and all signatures hereon shall be deemed an original for all purposes.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Purchaser, Assignee and Seller have caused this Modification to be executed by persons duly authorized thereunto as of the day and year first above written.

SELLER: NBS ORLANDO QUAD 14, LLC, a Delaware limited liability company By: 18-CHAI CORP., an Illinois corporation, as Manager

By:	Illegible

Name:	Illegible

Title:	Vice President

PURCHASER: WELLS CAPITAL, INC., a Georgia corporation

By:	/s/ Douglas P. Williams

Name:	Douglas P. Williams

Title:	Senior Vice President

[CORPORATE SEAL]

ASSIGNEE:

FUND XIII AND FUND XIV ASSOCIATES,

a Georgia joint venture partnership

By: Wells Real Estate Fund IX, L.P., a Georgia limited partnership, its general partner

By: Wells Capital, Inc.,

a Georgia corporation, its general partner

By:	/s/ Douglas P. Williams

Name:	Douglas P. Williams

Title:	Senior Vice President

[CORPORATE SEAL]

Schedule 8(g)

Surviving Agreements

1. Commission Agreement with CB Richard Ellis, Inc. with regard to the Siemens Shared Services, L.L.C. lease as evidenced by a letter agreement dated April 19, 2002.

2. Commission Agreement with CB Richard Ellis, Inc. with respect to the approx. 8,000 sf Cape Canaveral Tour and Travel lease as evidenced by a Commission Agreement dated May 24, 2002.

3. Commission Agreement with Strictly Commercial, Inc. with respect to the approx. 13,086 sf Rinker Materials, Inc. lease as evidenced by a Commission Agreement last executed February 1, 2003.

4. Commission Agreement with CB Richard Ellis, Inc. with respect to the approx. 7,000 sf Best Buy lease as evidenced by a Commission Agreement dated May X, 2002, last executed May 22, 2002.

5. Plus the following service contracts:

Vendor Name	Type Of Service	Service Location	Start Date	End Date	FEE	Renew / Cancellation

Florida Recycling Services, Inc.	recycling	Siemens	8/1/2003	7/31/2004	various rates	30 day notice to cancel

Florida Recycling Services, Inc.	trash removal	Siemens	8/1/2003	7/31/04	various rates	30 day notice to cancel

Southeast Fire Protection, LLC	sprinkler testing	Quad A & B	7/1/2003	6/30/2004	various rates	30 day notice to cancel

Preventech by Massey	pest control	Quad A & B	7/1/2003	6/30/2004	various rates	30 day notice to cancel

Skyline Sweeping	parking lot sweeping	Quad A & B	7/1/2003	6/30/2004	various rates	30 day notice to cancel

Dobson’s Woods and Water	landscape	Quad A & B	7/1/2003	6/30/2004	various rates	30 day notice to cancel

Shumate Mechanical	HVAC prev maint	Siemens	6/12/2003	6/11/2004	$5288/yr	30 day notice to cancel

Signature Systems	fire alarm testing	Quad A & B	4/28/2002	MTM	various rates	30 day notice to cancel

A&C Window Cleaning	exterior window cleaning	Quad A & B	7/1/2003	6/30/2004	various rates	30 day notice of cancel

Southeast Sprinklers Backflow Preventors	testing of backflow preventor	Quad A & B	7/1/2003	6/30/2004	various rates	30 day notice of cancel